UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 5, 2024

IMAC Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38797	83-0784691
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

3401 Mallory Lane, Suite 100 Franklin, Tennessee	37067
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (844) 266-4622

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	BACK	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

As previously disclosed, on May 31, 2023, IMAC Holdings, Inc. (the “Company”) received a letter from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) indicating that the Company was not in compliance with the minimum stockholders’ equity requirement of $2.5 million for continued listing on the Nasdaq Capital Market under Listing Rule 5550(b)(1) (the “Equity Rule”). Nasdaq has recently requested that the Company provide an update with respect to regaining compliance with such Equity Rule to both Nasdaq and the Securities and Exchange Commission in this Current Report on Form 8-K.

As of the date of this Current Report on Form 8-K, the Company believes it has regained compliance with the Equity Rule after giving effect to certain recent transactions, specifically:

(i)	the abandonment of the proposed merger with Theralink Technologies, Inc., a precision medicine and molecular profiling company targeting cancer research (“Theralink”) (see “Abandoned Theralink Merger” below);

(ii)	the acquisition by the Company of certain assets of Theralink pursuant to the settlement of certain defaulted indebtedness owed to the Company (or concurrently acquired by the Company and owed to the Company at the time of the Theralink Settlement Agreement (as defined below)) (see “Acquisition of Certain Theralink Indebtedness” and “Theralink Settlement Agreement” below); and

(iii)	obtaining certain licenses obtained by the Company from each of George Mason University and Vanderbilt University, severally, with respect to certain technology and patents utilized in the operation of the Company’s proteomics business and the hiring of certain former key employees of Theralink (see “Licenses; Employees” below).

Notwithstanding the foregoing, Nasdaq will continue to monitor the Company’s ongoing compliance with the Equity Rule and, if at the time of the Company’s next Quarterly Report on Form 10-Q the Company does not evidence compliance, the Company’s common stock may be subject to delisting.

Abandoned Theralink Merger

In May 2023, we entered into a merger agreement with Theralink pursuant to which both parties expected to consummate a merger that would result in the combination of the two companies. As the consummation of such merger would require filings with the Securities and Exchange Commission and stockholder and regulatory approvals that would take time to complete and obtain, both the Company and other unrelated lenders provided interim secured and unsecured funding to Theralink to continue developing its proteomic technology during such interim period. Unfortunately, Theralink became unable to meet the terms of such debt and on or about April 30, 2024, some of such lenders accelerated their secured debt. In connection with our acquisition of a 74.01% of such secured debt and the Theralink Settlement Agreement described below (see “Acquisition of Certain Theralink Indebtedness” and “Theralink Settlement Agreement” below), the merger agreement was terminated on May 6, 2024, and the Registration Statement on Form S-4 with respect thereto was withdrawn on May 7, 2024.

The Company is not the legal successor to Theralink and Theralink remains a separate entity with both debt obligations and equity that are neither the Company’s obligations nor pursuant to which the Company has any agreement or arrangement to exchange into any of our securities. As noted in the prior paragraph, although at one point in time, the Company planned on merging with Theralink, that transaction was ultimately abandoned. The Company merely acquired certain assets of Theralink pursuant to the Theralink Settlement Agreement and is using them in its business. As of the date hereof, Theralink is a holder of 22,067 shares of the Company’s non-voting Series E Preferred Stock and has no rights with respect to the Company other than in its capacity as a holder of such Series E Preferred Stock. While Theralink may ultimately settle its debt obligations and or preferred equity obligations with Series E Preferred Stock in the future, the Company is not involved in any manner with any such transactions or settlement and holders of such debt and/or preferred equity should direct any questions with respect thereto to Theralink directly.

Acquisition of Certain Theralink Indebtedness

On April 30, 2024, the Company entered into securities purchase agreements (each, an “April 30 Securities Purchase Agreement”) with various holders (the “Note Holders”) of senior secured convertible debentures (the “Notes”) of Theralink for the acquisition of their Notes in exchange for the sale and issuance of shares of the Company’s Series D Convertible Preferred Stock, par value $0.001 per share (the “Series D Preferred Stock”). The consideration paid by the Note Holders consisted of all of the Notes held by them, which had an aggregate principal amount outstanding of $16,221,873.89 and which the Note Holders had accelerated earlier on April 30, 2024. Upon the consummation of the transactions contemplated by the April 30 Securities Purchase Agreements, the Company became the holder of approximately 74.01% of the outstanding Notes. The Company issued an aggregate of 17,364 shares of Series D Preferred Stock, determined in accordance with the Table of Allocations attached to the April 30 Securities Purchase Agreements and the valuation of Theralink’s assets.

Theralink Settlement Agreement

On May 1, 2024, the Company entered into a Settlement and Release Agreement with Theralink (the “Theralink Settlement Agreement”) pursuant to which the parties agreed to a settlement of the default by Theralink under the Notes and the previously announced Credit Agreement dated April 11, 2024 between the Company as Lender and Theralink as Borrower (the “Theralink Credit Agreement”). The settlement consisted of the transfer of certain of the assets of Theralink and certain liabilities to the Company in exchange for (i) the forgiveness by the Company of the outstanding amounts due under the Notes to be held by the Company pursuant to the April 30 Securities Purchase Agreements, certain other pre-existing notes made by Theralink in favor of the Company having an aggregate outstanding principal amount of $3,000,000, and the Theralink Credit Agreement, and (ii) the issuance to Theralink of shares of the Company’s newly created Series E Convertible Preferred Stock, par value $0.001 per share (the “Series E Preferred Stock”). The Company issued an aggregate of 22,067 shares of Series E Preferred Stock, as determined in accordance with the Table of Allocations attached to the Theralink Settlement Agreement and an independent third party valuation of Theralink’s assets. In addition, pursuant to the Theralink Settlement Agreement, the parties agreed to mutual releases with respect to the outstanding payments being forgiven, the Company and Theralink agreed to terminate the merger agreement between them (discussed below) and withdraw the Registration Statement on Form S-4 related thereto as soon as commercially practicable, and the Company agreed to assume certain liabilities of Theralink and to hire certain of the employees of Theralink.

Licenses; Employees

After the consummation of the transactions contemplated by the Theralink Settlement Agreement, the Company negotiated and obtained rights to certain licenses previously used in Theralink’s business from George Mason University and Vanderbilt University and negotiated with and hired various former Theralink employees, without which the lab received by the Company pursuant to the Theralink Settlement Agreement could not be operated. Subsequently, the Company also acquired additional licenses from George Mason University for use in additional countries, extending the scope and scale of the Company’s business model beyond the “developmental stage” model of Theralink.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 5, 2024

IMAC HOLDINGS, INC.

By:	/s/ Faith Zaslavsky
Name:	Faith Zaslavsky
Title:	Chief Executive Officer